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                                                                EXHIBIT 99.4(X)

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
[SURETRACK PLUS 90]
GUARANTEED MINIMUM ACCUMULATION BENEFIT                                     [LOGO]
MINNESOTA LIFE INSURANCE COMPANY - A Securian Company     Fax 651-665-7942
Securian Annuity Services . A1-9999                       1-800-362-3141
400 Robert Street North . St. Paul, Minnesota 55101-2098  www.securian.com
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This rider is attached to and made part of this contract as of the Rider
Effective Date. Terms not defined in this rider have the meaning given to them in the contract to which this rider is attached. To the extent any of the provisions contained in this rider are contrary to or inconsistent with those of the contract, the provisions of this rider will control.

THE PURPOSE OF THE BENEFIT PROVIDED BY THIS RIDER IS TO ENSURE THE AVAILABILITY OF A MINIMUM VALUE ON THE BENEFIT DATE. THIS BENEFIT WILL TERMINATE UPON ASSIGNMENT OF THE CONTRACT OR A CHANGE IN OWNER UNLESS THE NEW ASSIGNEE OR OWNER MEETS THE QUALIFICATIONS SPECIFIED IN THE RIDER TERMINATION SECTION.

RIDER SPECIFICATIONS

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
RIDER EFFECTIVE DATE:                                                                            [February 1, 2015]

ADDITIONAL PURCHASE PAYMENT PERIOD:                                                                     [12] months

BENEFIT PERIOD:                                                                                          [10] years

RIDER ANNIVERSARY PERCENTAGE:                                                                                 [90%]

FIRST OPTIONAL RESET ELIGIBILITY DATE:             The [1/st/] Rider Anniversary following the Rider Effective Date

LAST OPTIONAL RESET ELIGIBILITY DATE:   The earlier of the Rider Anniversary following the [80/th/] birthday of the oldest Owner (or Annuitant in the case of a non-natural Owner), or the last Rider Anniversary prior to the Benefit Date.

ANNUAL RIDER CHARGE:                    The Annual Rider Charge of [1.30%], subject to a maximum charge of
                                        2.00%, of the Accumulation Base is deducted quarterly from Contract
                                        Values allocated to the Variable Account.

                                        The Annual Rider Charge may increase, subject to the maximum charge shown above, at the time of an Optional Reset.

CONTRACT VALUE ALLOCATION:              While this rider is in effect, the full Contract Value must be allocated to an allocation plan approved by us for use with this rider.
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ICC15-70285                                                   Minnesota Life 1

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DEFINITIONS

RIDER ANNIVERSARY

Any Contract Anniversary between the Rider Effective Date and the date this rider terminates.

BENEFIT DATE

The Rider Anniversary that coincides with the end of the Benefit Period following the later of the Rider Effective Date or the most recent Optional Reset.

ACCUMULATION BASE

The amount that is guaranteed to be available on the Benefit Date.

OPTIONAL RESET

The election to reset the Accumulation Base to the full Contract Value and restart the Benefit Period.

REQUIRED MINIMUM DISTRIBUTION

A withdrawal taken to satisfy required minimum distribution (RMD) provisions pursuant to the Internal Revenue Code, as amended from time to time, and the Treasury Regulations issued thereunder. RMD applies only to Qualified Contracts.

GENERAL PROVISIONS

REPORTS TO OWNERS

In addition to the information stated in the Reports to Owners section in the contract, the annual report will also provide the Accumulation Base as of the date of the report.

SPOUSAL CONTINUATION

If an Owner dies and the surviving spouse elects to continue the contract, this rider will automatically continue until terminated as described in the Rider Termination section.

CALCULATION OF BENEFIT VALUES

ACCUMULATION BASE

If the Rider Effective Date is the Contract Date, the initial Accumulation Base will be set to the Purchase Payments received on the Contract Date. If the Rider Effective Date is a Contract Anniversary after the Contract Date, the initial Accumulation Base will be set to the Contract Value on the Rider Effective Date.

The Accumulation Base will be increased by the amount of any additional Purchase Payment(s) accepted by us. See the Purchase Payment Limitations section for details about when additional Purchase Payments are permitted.

Credit Enhancements, if any, are not considered Purchase Payments and will not directly increase the Accumulation Base.

On each Rider Anniversary, the Accumulation Base is set equal to the greater of
(a) and (b), where:

     (a) is the Rider Anniversary Percentage multiplied by the Contract Value, and

     (b) is the Accumulation Base immediately prior to the Rider Anniversary.

Any withdrawal, including a Required Minimum Distribution, will cause the Accumulation Base to be reduced by an amount equal to (a) multiplied by
(b) divided by (c) where:

     (a) is the Accumulation Base immediately prior to the withdrawal,

     (b) is the amount of the withdrawal, including applicable charges, and

     (c) is the Contract Value immediately prior to the withdrawal.

Based on the allocation plan you select, any withdrawals may be required to be deducted from your values in the Guaranteed Interest Options and each Sub-Account of the Variable Account on a proportionate basis relative to your Contract Value.

For purposes of this rider, amounts withdrawn from Contract Value which are applied to provide Annuity Payments will be treated as a withdrawal.

ICC15-70285                                                   Minnesota Life 2

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On the Benefit Date, if the Accumulation Base is less than the Contract Value, no adjustment will be made and the rider will terminate. If the Accumulation Base is greater than the Contract Value, the Contract Value will be adjusted by an amount equal to the difference between the Accumulation Base and the Contract Value and the rider will terminate. The adjustment will be directed into the Guaranteed Interest Options and Sub-Accounts of the Variable Account based on the same proportion that each bears to the Contract Value on the Benefit Date.

THE ACCUMULATION BASE IS SEPARATE FROM YOUR CONTRACT VALUE. THE ACCUMULATION BASE ITSELF HAS NO VALUE, IS NOT AVAILABLE FOR WITHDRAWAL PRIOR TO THE BENEFIT DATE, AND IS NOT PAYABLE AT DEATH.

OPTIONAL RESET

On any Rider Anniversary beginning with the First Optional Reset Eligibility Date and ending with the Last Optional Reset Eligibility Date, you may elect an Optional Reset if the Contract Value is greater than the Accumulation Base. Upon election, the Accumulation Base will increase to the full Contract Value, and a new Additional Purchase Payment Period and Benefit Period will begin.

Your Written Request of an Optional Reset must be received by us within 30 days following the Rider Anniversary upon which it will take effect. The new Accumulation Base, Benefit Date, and Additional Purchase Payment Period will be determined as of that Rider Anniversary, not the date of election.

The annual rider charge may increase at the time of an Optional Reset as described under the Rider Charge section.

CONTRACT VALUE REACHES ZERO

If the Contract Value and Accumulation Base both reach zero, this rider will terminate.

If the Contract Value is reduced to zero and the Accumulation Base is still positive, this rider will remain in effect until the Benefit Date. On the Benefit Date, the Contract Value will be increased to the Accumulation Base and the rider will terminate. No charges will be deducted while the Contract Value is zero.

TIMING OF CALCULATIONS

If a Rider Anniversary falls on a day that is not a Valuation Date, rider benefit values will be calculated based on the next available Valuation Date.

PURCHASE PAYMENT LIMITATIONS

No additional Purchase Payments may be made except during the Additional Purchase Payment Period following the Rider Effective Date and following any Optional Resets. Purchase Payments are allocated to the Guaranteed Interest Options and/or the Sub-Accounts as you direct, subject to the provisions in the Contract Value Allocation Options section. Upon termination of this rider, Purchase Payment limitations will revert to those set forth in the contract.

CONTRACT VALUE ALLOCATION OPTIONS

While this rider is in effect, the full Contract Value must be allocated to an allocation plan approved by us. The Contract Value may be required to be automatically rebalanced each quarter according to the allocation plan then in effect. You may reallocate the full Contract Value from the current allocation plan to another allocation plan available for use with this rider at the time of the reallocation request. Any reallocation request must be received in our home office by Written Request or other form acceptable to us. The reallocation will be effective on the Valuation Date coincident with or next following the day we receive the Written Request at our home office.

We reserve the right to add, delete, or modify allocation plans. In the event you make an additional Purchase Payment or request a transfer to an allocation plan that is no longer available, you may be required to provide a new allocation to one of the allocation plans available at the time of your request. We will notify you in writing of any changes to the allocation plans available for use with this rider.

In regard to the Guaranteed Interest Options, to the extent participation in the allocation plan or automatic rebalancing exceeds contract maximums or transfer limitations, such limitations will be waived while this rider is in effect.

ICC15-70285                                                   Minnesota Life 3

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RIDER CHARGE

Beginning three months after the Rider Effective Date, and every three months thereafter, an amount equal to one quarter of the Annual Rider Charge will be multiplied by the Accumulation Base on the date of the charge, and the result will be deducted on a proportionate basis from Contract Values allocated to the Variable Account. On a Rider Anniversary, the Contract Value used to determine the Accumulation Base and Optional Reset availability will be the Contract Value immediately after the charge is deducted.

The Annual Rider Charge may increase at the time of an Optional Reset to an amount that will not exceed the maximum Annual Rider Charge.

RIDER TERMINATION

The rider will automatically terminate at the earliest of:

     (a) the Benefit Date; or

     (b) the Rider Anniversary following receipt of your Written Request to terminate this rider, provided such request is received by us no more than 30 days prior to the Rider Anniversary; or

     (c) termination or surrender of the contract, including the date any death benefits are paid as a lump sum under the terms of the contract; or

     (d) the Annuity Commencement Date where all the remaining amount available has been applied to provide Annuity Payments; or

     (e) the date of an ownership change or assignment under the contract unless:

         . the new Owner assumes full ownership of the contract and is essentially the same person (this includes but is not limited to the change from joint ownership to sole ownership by the surviving spouse when one of them dies, or the removal of an Owner due to a divorce or qualified dissolution order); or

         . the assignment is for the purposes of effectuating a 1035 exchange of the contract.

A proportionate amount of the Annual Rider Charge will be deducted at termination. Following termination, the charge associated with this rider will be discontinued and the benefits within this rider will terminate. Once terminated, this rider may not be reinstated.

/s/ Gary R. Christensen                                  /s/ Robert L. Senkler
Secretary                                                           President

ICC15-70285                                                   Minnesota Life 4